PROMISSORY NOTE
                                 ---------------

$1,000,000.00                                                   April  24,  2003

     FOR VALUE RECEIVED, the undersigned, DANIEL POTH, O.D. (the "Borrower"), agrees and promises to pay to the order of EYE CARE HOLDINGS, INC., a Delaware corporation (the "Lender"), at its offices at 11103 West Avenue, San Antonio, Texas 78213, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), in lawful money of the United States of America, together with interest on the unpaid principal balance outstanding from time to time from the date hereof until maturity at a varying rate of interest per annum which shall be initially equal to the lesser of: (a) the Prime Rate (as hereinafter defined) as of the date of this note, plus two percent (2.00%), and (b) the maximum rate of interest allowed by applicable law, as now or hereafter in effect (the "Maximum Rate"), and that shall be adjusted quarterly on the first day of each successive July, October, January, and April during the term of this note, with the interest rate hereunder from (and including) the date of each such adjustment to (but not including) the date of the next adjustment being equal to the lesser of (i) the Prime Rate as of the date of such adjustment plus two percent (2.00%) and (ii) the Maximum Rate.

     Interest shall be computed on the basis of a 365 or 366 day year, as the case may be, subject to the provisions hereof limiting interest to the Maximum Rate. All past due principal and interest shall bear interest from maturity until paid at the Maximum Rate.

     As used herein, the term "Prime Rate" shall mean the highest per annum rate of interest then most recently published from time to time as a prime rate in the Southwest Edition of the Wall Street Journal in its "Money Rates" section; provided, however, that if the Wall Street Journal shall discontinue or shall fail to regularly publish such rate in its "Money Rates" section or should the Prime Rate, as established as aforesaid by the Wall Street Journal, be construed by a court of competent jurisdiction as not constituting an index or formula by which the foregoing described rate of interest can be determined, then the term "Prime Rate" shall mean or refer to the prevailing prime interest rate as set forth from time to time by CitiCorp, N.A., at its principal office in New York, New York, as its prime lending rate for domestic commercial loans.

     This note shall be payable as follows: (i) principal shall be due and payable in equal quarterly payments of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) each, on the 30th day of March, June, September, and December of each year during the term of this note, beginning on June 30, 2003 and continuing thereafter until March 31, 2013 (the "Maturity Date"); (ii) interest on the unpaid principal balance is due and payable quarterly as it accrues, on the same dates as and in addition to said payments of principal; and (iii) on the Maturity Date, all unpaid principal and accrued, but unpaid interest shall be due and payable. Payments will be applied first to accrued interest and the remainder to principal.

     In addition to the other payments required to be made under this note, Borrower shall make additional principal payments (each, an "Excess Net Income Payment") of THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00) for each whole increment of $100,000.00 of net income of Hour Eyes Doctors of Optometry, P.C. ("Hour Eyes") in excess of $500,000.00 for each fiscal year during the term of this note. For purposes herein, net income shall mean

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gross  income  less gross expenses calculated before any bonus payments are paid to Borrower. Gross income and gross expenses shall be calculated in accordance with generally accepted accounting principles. In the event Borrower is required to make an Excess Net Income Payment, such payment shall be due and payable on the day which is sixty (60) days following the expiration of the fiscal year during which the net income which triggered the requirement for the Excess Net Income Payment was earned. For example, in the event the net income of Hour Eyes for a fiscal year were $750,000.00, an Excess Net Income Payment in the amount of $60,000.00 would be due and payable by Borrower on the date that is sixty
(60) days following the expiration of such fiscal year. Borrower will deliver to Lender a certified financial statement showing the net income of Hour Eyes for the previous fiscal year within thirty (30) days of the expiration of such fiscal year.

     All or any portion of this note may be prepaid without penalty at any time or times, provided that all prepayments, at the Lender's option, may be applied first to accrued and unpaid interest and then to the principal balance hereof in their inverse order of maturity.

     The occurrence of any of the following events shall constitute a default (any such event being referred to herein as an "Event of Default") of this note by Borrower, and, upon the occurrence of any such Event of Default, Lender may, without notice or demand, declare all outstanding principal and accrued, but unpaid interest immediately due and payable together with all other sums owing under the Loan Documents (defined below):

(i) Borrower shall fail to make any payment of principal or interest upon this note when due, or

(ii) Default, breach or termination shall occur on the part of Hour Eyes under the terms of either of the Retail Business Management Agreement and Professional Business Management Agreement, each dated September 30, 1997, by and between Hour Eyes and Visionary Retail Management, Inc., a Delaware Corporation and successor to Visionary MSO, Inc. (as may be amended from time to time the "Management Services Agreements"), or under any other instrument or agreement executed in connection with, evidencing, governing, securing or guarantying this note (the Management Services Agreements and such other instruments and agreements being collectively referred to herein as the "Loan Documents") and such default is not cured within any applicable grace period provided for in the Loan Documents, or

(iii) Lender deems itself insecure, either because the prospect of timely payment of this note becomes impaired or because the prospect of timely performance of any of the agreements of the Borrower or any other party under any of the Loan Documents becomes impaired, or

(iv) Hour Eyes shall be sold, merged or consolidated with, or converted into, any other person or entity, or all or substantially all of the assets of Hour Eyes shall be sold, transferred, conveyed, mortgaged, pledged, encumbered, assigned or otherwise disposed of.

Borrower shall give Lender prompt written notice of the occurrence of any of the events described in item (iv) above.

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     If Lender retains an attorney in connection with any Event of Default or at maturity or to collect, enforce or defend this note or any other Loan Document in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Borrower sues Lender in connection with this note or any other Loan Document, then the nonprevailing party agrees to pay to the prevailing party, all reasonable costs and expenses incurred by such party in connection with any such Event of Default, collection action, enforcement action, defense action, lawsuit or other proceeding, including reasonable attorneys' fees.

     The Borrower agrees to pay all costs of the Lender in collecting any sums payable hereunder and under the Loan Documents when such costs are incurred, including reasonable attorney's fees, whether or not this note has been accelerated or any other action has been instituted to enforce this note.

     Unless otherwise specifically set forth in this note, the Borrower and each surety, endorser, guarantor and other person liable upon this note waives all notices, demands and presentments for payment, all notices of non-payment, intention to accelerate maturity, acceleration of maturity, protest and dishonor, and diligence in taking any action to collect amounts hereunder and in the handling of any collateral securing this note.

     The Borrower and the Lender intend that the loan (the "Loan") evidenced by this note shall be in strict compliance with applicable usury laws. If at any time, any interest contracted for, charged or received under this note or otherwise in connection with the Loan would be usurious under applicable law, then regardless of the provisions of this note or the Loan Documents or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity by the Lender) which may occur with respect to this note or the Loan, it is agreed that all sums that otherwise would be usurious shall be immediately credited by the Lender as a payment of principal hereunder, or if this note has already been paid, immediately refunded to the Borrower. All compensation which constitutes interest under applicable law in connection with the Loan shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing by the Borrower under the Loan, to the greatest extent permissible without exceeding the Maximum Rate in effect from time to time during such period.

     This note and all of the Loan Documents shall be deemed contracts made under the laws of the State of Texas and for all purposes shall be interpreted under such laws. In particular, the Lender and the Borrower agree that the Maximum Rate of interest chargeable hereunder will equal the weekly ceiling, from time to time in effect, as determined in accordance with Chapter 303 of the Texas Finance Code, as amended. Notwithstanding the immediately preceding two sentences, if United States federal law should permit the Lender to contract for, charge or receive a greater rate of interest than the rate allowed under the laws of the State of Texas, then such federal law, from time to time in effect, shall determine the Maximum Rate hereunder.

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     In  no  event shall the provisions of Chapter 346 of the Texas Finance Code
(which regulates certain revolving loan accounts and revolving tri-party accounts) apply to the Loan.

     This note is secured by a lien against: (i) all of the common stock of Hour Eyes owned by Borrower, as evidenced by a Stock Pledge Agreement by Borrower in favor of Lender, of even date herewith, and (ii) all of the assets of Hour Eyes, as evidenced by a Security Agreement by and between Hour Eyes and Lender of even date herewith.


                                                                       BORROWER:
                                                             -------------------
                                                               DANIEL POTH, O.D.

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